SUB-ITEM 77K:  Changes in registrant's certifying accountant


      On December 18, 2007, Deloitte & Touche LLP ("D&T") was removed as the independent registered public accounting firm for The Cutler Trust (the "Trust"). D&T was previously engaged as the Trust's independent auditor to audit the Trust's financial statements.

      The reports of D&T on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the two most recent fiscal years and through December 18, 2007, there have been no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference thereto in their reports on the financial statements for such years.

      During the two most recent fiscal years and through December 18, 2007, there have been no reportable events (as defined in Item 304(a)(1)(v)) of Regulation S-K).

      The Trust engaged Briggs, Bunting & Dougherty, LLP as its new independent registered public accounting firm as of December 18, 2007. The selection of Briggs, Bunting & Dougherty, LLP was approved by the Trust's audit committee and by the Trust's Board of Trustees. During the two most recent fiscal years and through December 18, 2007, the Trust has not consulted with Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, and neither a written report was provided to the Trust or oral advice was provided that Briggs, Bunting & Dougherty, LLP concluded was an important factor considered by the Trust in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      The Trust has requested that D&T furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 21, 2008, is filed as an Exhibit to this N-SAR under Sub-Item 77Q1.